NEWS RELEASE


Subject:       DDL Extends 1993 Warrant Exercise Period and
               Decreases Warrant Price Resulting in Cash Infusion
               Coming into Company

Date:          August 3, 1995

Contact:       Don A. Raig
               (503) 620-1789


Tigard, Oregon August 3, 1995. In a statement today, Don A. Raig, Chief Operating Officer of DDL Electronics, Inc. (NYSE_DDL) announced today that the holders of its 1993 common stock purchase warrants had approved an amendment to their agreement with the company extending the warrant exercise period and decreasing the warrant exercise price. The exercise period, which would have expired July 31, 1995, now expires at 5:00 p.m. New York time on Friday, December 29, 1995. The exercise price, which had been "out of the money" for several months, is now $1.42 per share. The Company's common stock closed yesterday on the New York Stock Exchange at a share price of $1.875 per share.


The consent of a majority of the warrant holders was required to secure approval of these new terms.

At Fiscal Year End June 30, 1995, the Company had 16,062,979 shares of common stock outstanding. The 1993 warrants cover an additional 223,500 shares of common stock. As of this time, 80% of warrant holders have advised the Company that they intend to exercise their warrants with no warrant holders indicating they will not. The exercise of all warrants will result in gross cash proceeds to the company of $317,370 which management will use for working capital and other general corporate purposes.

Although the common stock issuable upon warrant exercise cannot practicably be resold without registration, the Company has agreed to register the shares for resale and expects to file an appropriate registration statement with the Securities and Exchange Commission by the end of this month.

DDL Electronics, Inc. is a rapidly growing independent provider of electronic contract manufacturing services and a fabricator of printed circuit boards used primarily in the computer, communica-

tions and instrumentation industries. Headquartered in Tigard, Oregon, the Company's operations are conducted from facilities in Northern Ireland.


DDL Electronics, Inc. corporate office is located at 7320 SW
Hunziker Road, Suite 300, Tigard, Oregon 97223-2302.  Telephone
503-620-1789, fax 503-620-1676.